Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2022

QUAKERTOWN, PA (January 24, 2023) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2022 of $5,447,000, or $1.52 per share on a diluted basis. This compares to net income of $4,149,000, or $1.17 per share on a diluted basis, for the same period in 2021.  For the twelve months ended December 31, 2022, QNB reported net income of $15,921,000, or $4.47 per share on a diluted basis. This compares to net income of $16,492,000 or $4.64 per share on a diluted basis, reported for the same period in 2021.

For the quarter ended December 31, 2022, the annualized rate of return on average assets and average shareholders’ equity was 1.24% and 14.38%, respectively, compared with 0.98% and 11.82%, respectively, for the fourth quarter 2021.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended December 31, 2022, in comparison with the same period in 2021 due to growth in net interest income and the reversal of $850,000 in provision loan losses.  The change in contribution from QNB Corp. for the quarter ended December 31, 2022, compared with the same period in 2021, is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,			Twelve months ended,
	12/31/2022	12/31/2021	Variance	12/31/2022	12/31/2021	Variance
QNB Bank	$4,408,000	$3,537,000	$871,000	$16,445,000	$14,607,000	$1,838,000
QNB Corp	1,039,000	612,000	427,000	(524,000)	1,885,000	(2,409,000)
Consolidated net income	$5,447,000	$4,149,000	$1,298,000	$15,921,000	$16,492,000	$(571,000)

Total assets as of December 31, 2022 were $1,668,497,000 compared with $1,673,340,000 at December 31, 2021. Total available-for-sale debt securities decreased $145,835,000, or 21.1%, to  $546,525,000, due primarily to the reduction in fair value of the portfolio, in response to the rise in interest rates during the period. The Bank participated in both rounds of the Small Business Administration’s Paycheck Protection Program (“PPP”).  Loans receivable, excluding PPP, grew $124,470,000 to approximately $1,037,095,000 since December 31, 2021.   Total deposits decreased $31,376,000 to $1,418,369,000.  Short-term borrowing grew $92,851,000 to support loan growth.

“2022 ended well with continued solid performance results and growth at the Bank. Our earnings were the direct result of our core banking operations and were not supported by gains on the sale of investments, as in 2021,” stated David W. Freeman, President, and Chief Executive Officer, continuing, “the quarter also showed improvement in net interest income and improved margins. Plus, loan outstandings, fueled by commercial growth, exceeded one billion for the first time in the bank’s history.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and twelve months ended December 31, 2022 totaled $11,279,000 and $44,497,000, respectively, an increase of $471,000 and $2,370,000, respectively, from the same periods in 2021. Net interest margin was 2.68% for the fourth quarter of 2022 and for the same period in 2021.  Net interest margin was 2.71% for the twelve months ended December 31, 2022 compared with 2.79% for the same period in 2021.

The yield on earning assets was 3.49% for the fourth quarter 2022 compared with 2.95% in the fourth quarter of 2021. For the twelve-month period ended December 31, 2022, the yield on earning assets was 3.18%, compared with 3.09% for the same period in 2021.  The cost of interest-bearing liabilities was 1.03% for the quarter and 0.60% for the twelve months ended December 31, 2022 compared with 0.35% and 0.39% for the same periods in 2021.

Proceeds from average deposit growth, PPP loan forgiveness and short-term borrowings over the past year were invested in loans.  Loan growth was primarily in commercial real estate, which comprised 38% of average earning assets in the twelve months of 2022 compared with 36% for the same period in 2021 and was the major contributor to the 11 basis-point increase in the yield on loans.  Growth in the available-for-sale portfolio was primarily in mortgage-backed securities, which comprised 27% of average earnings assets in the twelve months of 2022 compared with 23% for the same period in 2021.  This increase in marketable securities as a percent of earnings assets also contributed to the increase in net interest margin.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB reversed $850,000 in provision for loan losses in the fourth quarter of 2022 compared to no provision in the fourth of quarter 2021. QNB received over $1,000,000 in payments on a non-performing loan during the fourth quarter of 2022.  QNB's allowance for loan losses of $10,531,000 represents 1.01% of loans receivable at December 31, 2022, compared to $11,184,000, or 1.21% of loans receivable at December 31, 2021, and $10,826,000, or 1.18% of loans receivable at December 31, 2020.  Excluding the PPP loans, which are expected to be fully forgiven within the next several months and are 100% guaranteed by the SBA, the allowance represents 1.02% of loans receivable.  Net loan recoveries were $43,000 and $197,000 for the quarter and twelve months ended December 31, 2022, respectively, compared with charge-offs of $30,000 and $100,000 for the same periods in 2021, respectively.  Annualized net loan recoveries for the quarter and twelve months ended December 31, 2022 were both 0.02% of average loans receivable.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $9,121,000, or 0.88% of loans receivable at December 31, 2022, compared with $11,672,000, or 1.26% of loans receivable at December 31, 2021, and $14,109,000, or 1.53% of loans receivable at December 31, 2020.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement.  At December 31, 2022, $3,435,000, or approximately 71% of the loans classified as non-accrual, are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $13,684,000 at December 31, 2022, compared with $18,531,000 reported at December 31, 2021, and $22,193,000 at December 31, 2020.

Non-Interest Income

Total non-interest income was $2,997,000 for the fourth quarter of 2022 compared with $2,528,000 for the same period in 2021. There was a net realized loss of $227,000 on the sale of investments for the quarter ended December 31, 2022 compared with a gain of $766,000 for the same period in 2021.  Unrealized gain on the investment equity securities was $1,602,000 for the quarter ended December 31, 2022 compared to a gain of $87,000 for the same period in 2021.  The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.32%.

Fees for services to customers increased $36,000 to $404,000 for the fourth quarter 2022 compared with the same period in 2021, due primarily to increased overdraft occurrences.  ATM and debit card income increased $11,000 to $704,000 for the same period, due to card usage when comparing the two periods.  Retail brokerage and advisory income decreased $24,000 to $184,000 attributable to decreased advisory income.

Net gain on sales of loans decreased $58,000 when comparing the fourth quarter of 2022 with the same period in 2021, as there was a decrease in mortgage originations when comparing the periods.    Other non-interest income decreased $18,000 when comparing the two periods due primarily to reduced merchant fee income of $14,000.

For the twelve months ended December 31, 2022, non-interest income was $5,731,000, a decrease of $4,050,000 compared to the same period in 2021, primarily due to a negative change in fair value of the equity portfolio of $1,952,000.  Realized gains on sales of securities was $266,000, a decline of $993,000 for the twelve months ended December 31, 2022 compared with the same period in 2021.  Net gain on sale of loans decreased $589,000 when comparing the twelve months ended December 31, 2022 with the same period in 2021, as there was a decrease in mortgage originations.  Increases in non-interest income for the twelve months ended December 31, 2022 compared to the same period in 2021 comprise:  fees for services to customers, ATM and debit card fees, and retail brokerage and advisory income, which increased $288,000, $37,000, and $2,000, respectively.  Other non-interest income decreased $296,000 due primarily to a life insurance benefit of $193,000 realized during the first quarter of 2021 compared to $46,000 realized in the third quarter of 2022, and a $57,000 decrease in merchant income.

Non-Interest Expense

Total non-interest expense was $8,119,000 for the fourth quarter of 2022 compared with $8,135,000  for the same period in 2021.  Salaries and benefits expense decreased $76,000, or 1.7%, to $4,464,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $158,000, to $3,870,000 during the fourth quarter 2022 compared to the same period in 2021 with increases in salaries of $268,000 partly offset by decreases om incentive bonus and related taxes of $150,000.  Benefits expense decreased $234,000, when comparing the two periods.

Net occupancy and furniture and equipment expense decreased $14,000, to $1,259,000 for the fourth quarter 2022 due to security expense and equipment maintenance partially offset by increased software maintenance.

Other non-interest expense decreased $18,000, or 5.2%, when comparing fourth quarter 2022 with the same period in 2021 due to decreased FDIC insurance and marketing expense, partly offset by increased in third-party services.

For the twelve months ended December 31, 2022, non-interest expense was $31,492,000, an increase of $495,000, or 1.6%, compared to the same period in 2021.

Provision for income taxes increased $508,000 to $1,560,000 in the fourth quarter 2022 due to increased pre-tax income and a higher effective tax rate, compared with the same period in 2021.  The effective tax rates for the quarter and twelve months ended December 31, 2022 were 22.3% and 18.7%, respectively, compared with 20.2% and 19.4%, respectively, for the same periods in 2021.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You should not place undue reliance on any forward-looking statements.  These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jlehocky@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Assets	$1,668,497	$1,645,068	$1,646,695	$1,647,986	$1,673,340
Cash and cash equivalents	15,899	17,218	17,094	13,260	13,390
Investment securities
Debt securities, AFS	546,525	555,710	609,567	656,846	692,360
Equity securities	12,056	10,444	11,617	12,652	12,410
Loans held-for-sale	-	-	-	-	-
Loans receivable	1,039,385	1,008,306	963,414	926,369	926,470
Allowance for loan losses	(10,531)	(11,338)	(11,297)	(11,231)	(11,184)
Net loans	1,028,854	996,968	952,117	915,138	915,286
Deposits	1,418,369	1,476,668	1,467,728	1,451,753	1,449,745
Demand, non-interest bearing	231,849	236,167	240,281	242,024	243,006
Interest-bearing demand, money market and savings	1,011,071	1,065,472	1,065,638	1,046,074	1,038,366
Time	175,449	175,029	161,809	163,655	168,373
Short-term borrowings	161,327	92,896	77,836	76,738	68,476
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	70,958	58,124	83,738	102,498	136,494

Asset Quality Data (Period End)
Non-accrual loans	$4,820	$6,337	$7,085	$7,272	$7,530
Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	4,301	4,357	4,309	4,375	4,142
Non-performing loans	9,121	10,694	11,394	11,647	11,672
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$9,121	$10,694	$11,394	$11,647	$11,672

Allowance for loan losses	$10,531	$11,338	$11,297	$11,231	$11,184

Non-performing loans / Loans excluding held-for-sale	0.88%	1.06%	1.18%	1.26%	1.26%
Non-performing assets / Assets	0.55%	0.65%	0.69%	0.71%	0.70%
Allowance for loan losses / Loans excluding held-for-sale	1.01%	1.12%	1.17%	1.21%	1.21%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended
For the period:	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	12/31/22	12/31/21

Interest income	$14,739	$13,546	$12,327	$11,809	$11,938	$52,421	$46,770
Interest expense	3,460	2,167	1,224	1,073	1,130	7,924	4,643
Net interest income	11,279	11,379	11,103	10,736	10,808	44,497	42,127
Provision for loan losses	(850)	-	-	-	-	(850)	458
Net interest income after provision for loan losses	12,129	11,379	11,103	10,736	10,808	45,347	41,669
Non-interest income:
Fees for services to customers	404	423	403	384	368	1,614	1,326
ATM and debit card	704	669	705	641	693	2,719	2,682
Retail brokerage and advisory income	184	194	205	205	208	788	786
Net realized gain on investment securities	(227)	-	457	36	766	266	1,806
Unrealized gain (loss) on equity securities	1,602	(1,174)	(1,446)	(8)	87	(1,026)	926
Net gain on sale of loans	-	6	-	-	58	6	595
Other	330	366	315	353	348	1,364	1,660
Total non-interest income	2,997	484	639	1,611	2,528	5,731	9,781
Non-interest expense:
Salaries and employee benefits	4,464	4,371	4,205	4,266	4,540	17,306	17,453
Net occupancy and furniture and equipment	1,259	1,314	1,274	1,265	1,273	5,112	5,015
Other	2,396	2,129	2,267	2,282	2,322	9,074	8,529
Total non-interest expense	8,119	7,814	7,746	7,813	8,135	31,492	30,997
Income before income taxes	7,007	4,049	3,996	4,534	5,201	19,586	20,453
Provision for income taxes	1,560	634	647	824	1,052	3,665	3,961
Net income	$5,447	$3,415	$3,349	$3,710	$4,149	$15,921	$16,492

Share and Per Share Data:
Net income - basic	$1.52	$0.96	$0.94	$1.04	$1.17	$4.47	$4.64
Net income - diluted	$1.52	$0.96	$0.94	$1.04	$1.17	$4.47	$4.64
Book value	$19.84	$16.25	$23.47	$28.81	$38.41	$19.84	$38.41
Cash dividends	$0.36	$0.36	$0.36	$0.36	$0.35	$1.44	$1.40
Average common shares outstanding - basic	3,577,587	3,567,987	3,559,185	3,552,854	3,549,584	3,564,481	3,553,949
Average common shares outstanding - diluted	3,577,587	3,567,987	3,559,185	3,554,456	3,550,542	3,564,481	3,554,138

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended
For the period:	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	12/31/22	12/31/21
Selected Ratios:
Return on average assets	1.24%	0.78%	0.79%	0.90%	0.98%	0.93%	1.04%
Return on average shareholders' equity	14.38%	9.20%	9.28%	10.60%	11.82%	10.90%	12.19%
Net interest margin (tax equivalent)	2.68%	2.72%	2.73%	2.71%	2.68%	2.71%	2.79%
Efficiency ratio (tax equivalent)	56.20%	64.88%	64.98%	62.35%	59.29%	61.82%	58.69%
Average shareholders' equity to total average assets	8.65%	8.53%	8.51%	8.43%	8.53%	8.54%	8.53%
Net loan charge-offs (recoveries)	$(43)	$(41)	$(66)	$(47)	$30	$(197)	$100
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.02%	-0.02%	-0.03%	-0.02%	0.01%	-0.02%	0.01%

Balance Sheet (Average)
Assets	$1,737,679	$1,727,132	$1,700,600	$1,675,385	$1,672,267	$1,710,449	$1,585,627
Investment securities (AFS & Equities)	673,117	691,010	710,856	710,109	690,792	696,158	565,924
Loans receivable	1,020,102	984,968	944,773	918,602	918,631	967,438	928,017
Deposits	1,462,654	1,475,668	1,458,921	1,444,049	1,440,611	1,460,416	1,359,100
Shareholders' equity	150,281	147,296	144,688	141,986	139,227	146,088	135,324

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	December 31, 2022			December 31, 2021
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$298	1.50%	$1	$-	0.00%	$-
U.S. Government agencies	101,941	1.11	283	97,975	1.07	262
State and municipal	124,514	2.35	731	127,969	2.39	766
Mortgage-backed and CMOs	428,186	1.62	1,737	444,048	1.33	1,472
Corporate debt securities	6,647	4.38	73	6,710	4.33	72
Equities	11,531	3.50	102	14,090	3.14	111
Total investment securities	673,117	1.74	2,927	690,792	1.55	2,683
Loans:
Commercial real estate	678,061	4.43	7,578	585,184	4.06	5,988
Residential real estate	106,045	3.47	920	98,233	3.35	823
Home equity loans	58,860	5.63	835	56,232	3.27	462
Commercial and industrial	152,183	6.14	2,357	154,080	4.90	1,903
Consumer loans	4,298	6.65	72	4,873	5.11	63
Tax-exempt loans	20,655	3.44	179	22,093	3.29	183
Total loans, net of unearned income*	1,020,102	4.64	11,941	920,695	4.06	9,422
Other earning assets	4,360	3.93	43	18,740	0.39	18
Total earning assets	1,697,579	3.49	14,911	1,630,227	2.95	12,123
Cash and due from banks	12,854			14,364
Allowance for loan losses	(11,351)			(11,220)
Other assets	38,597			38,896
Total assets	$1,737,679			$1,672,267

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$351,283	0.46	412	$329,406	0.19	154
Municipals	127,252	2.91	933	140,378	0.32	113
Money market	132,282	0.65	216	138,309	0.32	110
Savings	433,930	0.79	863	413,047	0.30	309
Time < $100	91,196	0.88	201	94,801	0.83	198
Time $100 through $250	60,200	1.38	209	51,425	0.74	96
Time > $250	25,103	1.05	66	24,673	0.77	48
Total interest-bearing deposits	1,221,246	0.94	2,900	1,192,039	0.34	1,028
Short-term borrowings	106,295	1.94	520	72,820	0.34	62
Long-term debt	10,000	1.57	40	10,000	1.57	40
Total interest-bearing liabilities	1,337,541	1.03	3,460	1,274,859	0.35	1,130
Non-interest-bearing deposits	241,408			248,572
Other liabilities	8,449			9,609
Shareholders' equity	150,281			139,227
Total liabilities and
shareholders' equity	$1,737,679			$1,672,267
Net interest rate spread		2.46%			2.60%
Margin/net interest income		2.68%	$11,451		2.68%	$10,993
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%.
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Year Ended
	December 31, 2022			December 31, 2021
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$524	1.18%	$6	$-	0.00%	$-
U.S. Government agencies	101,455	1.10	1,119	80,340	1.05	842
State and municipal	128,126	2.39	3,056	112,011	2.47	2,765
Mortgage-backed and CMOs	447,369	1.58	7,059	351,801	1.29	4,540
Corporate debt securities	6,673	4.37	291	7,291	4.01	292
Equities	12,011	3.32	399	14,481	3.02	437
Total investment securities	696,158	1.71	11,930	565,924	1.57	8,876
Loans:
Commercial real estate	637,023	4.20	26,759	556,822	4.15	23,098
Residential real estate	104,397	3.34	3,484	95,241	3.41	3,244
Home equity loans	56,155	4.38	2,459	57,311	3.29	1,886
Commercial and industrial	145,579	5.10	7,432	193,491	4.75	9,189
Consumer loans	4,512	5.63	254	5,097	4.98	254
Tax-exempt loans	19,778	3.42	676	24,026	3.47	835
Total loans, net of unearned income*	967,444	4.24	41,064	931,988	4.13	38,506
Other earning assets	5,782	2.42	140	36,715	0.26	94
Total earning assets	1,669,384	3.18	53,134	1,534,627	3.09	47,476
Cash and due from banks	13,803			23,408
Allowance for loan losses	(11,287)			(11,157)
Other assets	38,549			38,749
Total assets	$1,710,449			$1,585,627

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$345,054	0.27	933	$307,258	0.20	624
Municipals	122,824	1.43	1,758	127,828	0.32	411
Money market	137,830	0.45	617	122,361	0.31	381
Savings	443,104	0.49	2,175	386,630	0.30	1,178
Time < $100	91,216	0.79	723	98,986	0.93	921
Time $100 through $250	52,314	0.93	489	52,693	0.86	454
Time > $250	25,296	0.83	209	26,833	0.96	257
Total interest-bearing deposits	1,217,638	0.57	6,904	1,122,589	0.38	4,226
Short-term borrowings	106,295	1.00	861	72,820	0.36	258
Long-term debt	10,000	1.57	159	10,000	1.57	159
Total interest-bearing liabilities	1,333,933	0.60	7,924	1,205,409	0.39	4,643
Non-interest-bearing deposits	242,778			236,511
Other liabilities	8,069			9,545
Shareholders' equity	146,088			135,324
Total liabilities and
shareholders' equity	$1,730,868			$1,586,789
Net interest rate spread		2.58%			2.70%
Margin/net interest income		2.71%	$45,210		2.79%	$42,833
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale